UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

XL GROUP LTD	XLIT LTD.
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

BERMUDA	CAYMAN ISLANDS
(Jurisdiction of Incorporation	(Jurisdiction of Incorporation
or Organization)	or Organization)

98-0665416	98-0191089
(IRS Employer Identification no.)	(IRS Employer Identification no.)

O’Hara House, One Bermudiana Road	O’Hara House, One Bermudiana Road
Hamilton HM 08, Bermuda	Hamilton HM 08, Bermuda
(Address of Principal Executive Offices)	(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so Registered	each class is to be registered

Fixed to Floating Rate Subordinated Notes Due 2047	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-199842.

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.

The information required by this item is herein incorporated by reference to the information set forth under the caption “Description of the Subordinated Notes and Guarantee” in the Prospectus Supplement dated June 22, 2017, and under the caption “Description of Debt Securities and Guarantees” in the accompanying Prospectus dated July 25, 2016, as filed on June 23, 2017 and July 25, 2016, respectively, with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, by XL Group Ltd and XLIT Ltd.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Subordinated Indenture, dated as of March 30, 2015, between XLIT Ltd., as issuer, XL Group plc, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by XL Group plc with the Commission on March 30, 2015.

4.2	Second Supplemental Indenture, dated as of July 25, 2016, between XLIT Ltd., as issuer, XL Group plc, as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.3 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on July 25, 2016.

4.3	Third Supplemental Indenture, dated as of August 3, 2016, between XLIT Ltd., as issuer, XL Group plc (In Members Voluntary Liquidation), as guarantor, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, filed as Exhibit 4.2 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on August 9, 2016.

4.4	Fourth Supplemental Indenture, dated as of June 29, 2017, between XLIT Ltd., as issuer, XL Group Ltd, as guarantor, and Wells Fargo Bank, National Association, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by XL Group Ltd with the Commission on June 29, 2017.

4.5	Form of Fixed to Floating Rate Subordinated Note due 2047 (included in Exhibit 4.4 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 29, 2017

XL GROUP LTD
(Registrant)
By:	/s/ Stephen Robb
Name:	Stephen Robb
Title:	Executive Vice President and Chief Financial Officer

XLIT LTD.
(Registrant)
By:	/s/ Stephen Robb
Name:	Stephen Robb
Title:	Director